Exhibit 99.1

949 South Coast Drive, Fourth Floor

Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	Member FDIC
For more information contact	Equal Housing Lender
Nancy Gray, SEVP & CFO, 714-438-2500	Barbara Palermo, EVP & IR, 714-438-2500

Pacific Mercantile Bancorp Reports

First Quarter 2011 Earnings of $1.4 Million or $0.13 per Common Share

COSTA MESA, Calif., April 19, 2011 (BUSINESS WIRE) — Pacific Mercantile Bancorp (NASDAQ: PMBC) today reported its results of operations for the first quarter ended March 31, 2011.

Overview

During the quarter ended March 31, 2011, the Company generated net earnings of $1.7 million, of which $1.4 million, or $0.13 per diluted share, was allocable to the Company’s common stockholders and $300,000 was allocable to accrued but unpaid dividends on the Company’s Series A Preferred Stock. By comparison, in the first quarter of 2010, we reported net earnings of $126,000, and a loss allocable to common stockholders of $82,000, or $0.01 per common share, as $208,000 was allocated to accrued but unpaid dividends on the Series A Preferred Stock. This improvement was primarily attributable to a $1.2 million, or 100%, reduction in the provision for loan losses, a $159,000 or 2% increase in net interest income and an $83,000, or 1%, reduction in non-interest expense, as compared to the first quarter of 2010.

“I am pleased to be able to report our return to profitability in our first quarter of year 2011. I believe our positive results to be the product principally of four major factors; the continued economic recovery, as evidenced by four consecutive quarters of GDP growth with a forecast of 2.6% GDP growth for the quarter ended March 31, 2011; the planning, dedication and efforts of our senior management team; the unflagging support of our Board of Directors; and the hard work of the Company’s entire team of employees,” stated Raymond E. Dellerba, President and CEO. “The last two years have indeed been difficult ones for the financial sector, and we have had to make some difficult decisions during this period of time such as closing one office, and eliminating raises, bonuses and the match to our 401K plan. I want to take this opportunity to thank our employees for their dedication, unwavering faith in the Company and staying true to our goals, all of which were major contributors to the significant year-over-year improvement in our first quarter 2011 operating results. I have asked much of them and thank each and every one of them,” continued President Dellerba.

“We also are making progress in our efforts toward raising the additional capital as called for by the state regulatory order,” added Mr. Dellerba.

Results of Operation

Net Interest Income. Net interest income, which is a primary determinant of bank profitability, increased in the first quarter of 2011 by $159,000, or 2%, to $8.6 million, from $8.4 million in the first quarter of 2010, due to a reduction in interest expense of $2.3 million, or 45%, which more than offset a decrease of $2.2 million, or 16.1%, in interest income. The reduction in interest expense was primarily attributable to a Bank strategy implemented in the last six months of 2010 to de-leverage the balance sheet by reducing higher cost time deposits by $141 million, or 22%, to $505 million at March 31, 2011 from $646 million at March 31, 2010. As a result, as a percentage of total deposits, time deposits declined to 61% at March 31, 2011 from 65% at March 31, 2010. The decrease in interest income in the first quarter of 2011 was primarily due to a $102 million, or 12%, decrease in average gross loans outstanding during the first quarter of 2011, as compared to the same quarter of 2010.

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PMBC First Quarter 2011 Earnings Release

April 19, 2011

“During the first quarter of 2011, our net interest margin improved by 64 basis points to 3.60%, up from 2.96% in the same quarter of 2010, as interest rates paid on time deposits, and other borrowings from the Federal Home Loan Bank declined by 66 basis points and 190 basis points, respectively, and the interest rates earned on loans decreased by 25 basis points,” said Nancy A. Gray, Senior Executive Vice President and Chief Financial Officer.

Provision for Loan Losses. During the three months ended March 31, 2011, we made $265,000 in net recoveries of previously charged-off loans, which were added back to the allowance for loan losses. Due to those recoveries, a $16.9 million, or 37.7%, decrease in non-performing loans and a reduction in outstanding loans at March 31, 2011 as compared to March 31, 2010, we made a determination that the allowance for loan losses was adequate and, therefore, that it was not necessary to make any provisions for loan losses in this year’s first quarter. By comparison, in the first quarter of 2010, we recorded net loan charge-offs of $682,000 and made provisions for loan losses totaling $1.2 million. Even though we did not make any provisions for loan losses during this year’s first quarter, the allowance for loan losses at March 31, 2011 totaled nearly $18.4 million, or 2.56% of the loans then outstanding, as compared to $18.1 million, or 2.44% of the loans outstanding at December 31, 2010 and $20.9 million, or 2.57% of the loans outstanding at March 31, 2010.

Non-interest Income. Non-interest income increased by $13,000, or 1.0%, to nearly $1.4 million in the first quarter of 2011, from $1.3 million in the first quarter of 2010, primarily as a result of a $270,000, or 47.5%, increase in income generated by the mortgage banking division and a $107,000 gain on the sale of other real estate owned, offset by a $194,000 decrease in gains on sales of securities held for sale.

Non-Interest Expense. Non-interest expense declined by $83,000, or 1%, in the three months ended March 31, 2011, as compared to the same three months of 2010. That decline was, for the most part, due to a reduction of $360,000, or 8%, in salaries and employee benefits and a $107,000, or 8.3%, decrease in other non-interest expenses, which were attributable primarily to cost cutting measures that we initiated in February 2010 which included a work force reduction of the core bank, a freeze on salaries, elimination of a management bonus program for 2010 and the suspension of the Company’s 401K plan matching contributions. Those decreases were substantially offset, however, by a $344,000, or 75.1%, increase in FDIC deposit insurance premiums and increases of $48,000, or 5.3%, and $40,000, or 12.0%, in professional fees and OREO expenses, respectively. Our efficiency ratio (non-interest expense as a percentage of total revenues) improved to 83.1% in the first quarter of 2011 from 85.5% in the same quarter of 2010.

Balance Sheet Data

Loans. At March 31, 2011, gross loans totaled more than $718 million, a decrease of $94 million, or 12%, as compared to $812 million at March 31, 2010. The following table sets forth, in thousands of dollars, the composition, by loan category, of our loan portfolio at March 31, 2011 and March 31, 2010.

	March 31, 2011		March 31, 2010
	Amount	Percent	Amount	Percent
	Unaudited
Commercial loans	$206,719	28.8%	$253,714	31.2%
Commercial real estate loans - owner occupied	169,535	23.6%	186,339	23.0%
Commercial real estate loans - all other	142,577	19.9%	139,931	17.2%
Residential mortgage loans - multi-family	83,340	11.6%	96,579	11.9%
Residential mortgage loans - single family	68,945	9.6%	68,098	8.4%
Construction loans	2,185	0.3%	20,304	2.5%
Land development loans	26,120	3.6%	30,601	3.8%
Consumer loans	18,696	2.6%	16,362	2.0%

Gross loans	$718,117	100.0%	$811,928	100.0%

“As the above table indicates, we reduced the volume of real estate construction and land development loans in our loan portfolio by $23 million, or 45%, to $28 million at March 31, 2011 from $51 million at March 31 2010 in response to the sluggishness and continuing uncertainties regarding the strength of the economy and the continuing declines in the market values of real property during 2010,” stated Nancy A. Gray, Senior Executive Vice President and Chief Financial Officer.

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PMBC First Quarter 2011 Earnings Release

April 19, 2011

Deposits. Deposits declined by $166 million, or 17%, to $830 million at March 31, 2011, from $996 million at March 31, 2010, primarily as a result of (i) a $141 million, or 22%, reduction in higher-cost time deposits to $505 million at March 31, 2011, from $646 million at March 31, 2010, and (ii) a $25 million, or 35% decline in non-interesting bearing demand deposits, to $155 million at March 31, 2011 from $180 million at March 31, 2010. The reduction in higher cost time deposits was the result of a management decision not to seek the renewal of some of those deposits on their maturities in order to reduce balance sheet liabilities and interest expense. Due primarily to that decision and resulting reduction in time deposits, lower-cost core deposits increased to 39%, and higher cost-time deposits decreased to 61% of total deposits at March 31, 2011, from 35% and 65%, respectively at March 31, 2010.

Asset Quality

Non-performing assets consist of non-performing loans and real property acquired by or in lieu of loan foreclosures (“other real estate owned” or “OREO”). As the table below indicates, non-performing loans decreased by $17.0 million or 38.0%, to $27.8 million at March 31, 2011, as compared to $44.8 million at March 31, 2010. However, non-performing assets totaled $55.7 million at March 31, 2011 as compared to $56.0 million at March 31, 2010 as a result of a $16.5 million, or 147%, increase in OREO to $27.8 million at March 31, 2011 from $11.2 million at March 31, 2010. That increase was due to our acquisition, by or in lieu of foreclosure, of additional properties that had collateralized some of the non-performing loans. We believe that, if the commercial real estate market improves, we will be able to significantly reduce the OREO over the next nine to twelve months. The following table sets forth the changes in the quality of the loan portfolio over the five quarters ended March 31, 2011, as measured by the changes in non-performing and delinquent loans and other real estate owned.

	2011	2010
	March 31,	December 31,	September 30,	June 30,	March 31,
Total non-performing loans	$27,895	$22,051	$43,939	$53,698	$44,793
Total other real estate owned	27,766	33,170	21,459	19,701	11,231

Total non-performing assets	$55,661	$55,221	$65,398	$73,399	$56,024
Loans 90 days past due	$8,165	$5,845	$26,042	$15,704	$20,693
Loans 30 days past due	23,708	12,035	6,230	21,250	18,924

Total loans past due 30 days or more	$31,873	$17,880	$32,272	$36,954	$39,617
Allowance for loan losses	$18,366	$18,101	$23,301	$23,307	$20,863
Ratio of allowance to total loans outstanding	2.56%	2.44%	3.06%	3.00%	2.57%

Capital Resources

At March 31, 2011, we had total capital on a consolidated basis of approximately $102 million and Pacific Mercantile Bank, our wholly owned banking subsidiary, had total capital of approximately $98 million. The ratio of the Bank’s total capital-to-risk weighted assets, which is the principal federal bank regulatory measure of the financial strength of banking institutions, was 11.4% and, as a result, the Bank continued to be classified, under federal bank regulatory guidelines, as a “well-capitalized” banking institution, which is the highest of the capital standards established by federal banking regulatory authorities. The following table sets forth the capital and capital ratios of the Company (on a consolidated basis) and the Bank (on a stand alone basis) at March 31, 2011, as compared to the regulatory requirements that must be met for a banking institution to be rated as a well-capitalized institution.

	Actual At March 31, 2011		Federal Regulatory Requirement to be Rated Well-Capitalized
	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
Total Capital to Risk Weighted Assets:
Company	$96,073	11.8%	N/A	N/A
Bank	92,919	11.4%	$81,284	At least 10.0%
Tier 1 Capital to Risk Weighted Assets:
Company	$75,377	9.3%	N/A	N/A
Bank	82,660	10.2%	$48,771	At least 6.0%
Tier 1 Capital to Average Assets:
Company	$75,377	7.4%	N/A	N/A
Bank	82,660	8.2%	$50,663	At least 5.0%

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PMBC First Quarter 2011 Earnings Release

April 19, 2011

About Pacific Mercantile Bancorp

Pacific Mercantile Bancorp is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999. The Bank, which is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, provides a wide range of commercial banking services to businesses, business professionals and individual clients through its combination of traditional banking financial centers and comprehensive, sophisticated electronic banking services.

The Bank operates a total of seven financial centers in Southern California, four in Orange County and one each in Los Angeles and San Diego Counties, and another in the Inland Empire in San Bernardino County. The four Orange County financial centers are located, respectively, in the cities of Newport Beach, Costa Mesa (which is visible from the 405 and 73 Freeways), La Habra and San Juan Capistrano (which is our South County financial center that is visible from the Interstate 5 Freeway). Our Los Angeles County financial center is located in the city of Beverly Hills. Our San Diego financial center is located in La Jolla and our Inland Empire financial center is located in the city of Ontario (visible from the Interstate 10 Freeway). In addition, the Bank offers comprehensive banking services over its Internet Bank, which is accessible 24/7 worldwide at www.pmbank.com.

Forward-Looking Statements

This news release contains statements regarding our expectations, beliefs and views about our future financial performance and our business, trends and expectations regarding the markets in which we operate, and our future plans. Those statements, which constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, can be identified by the fact that they do not relate strictly to historical or current facts. Often, they include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements are based on current information available to us and our assumptions about future events over which we do not have control. Moreover, our business and our markets are subject to a number of risks and uncertainties which could cause our actual financial performance in the future, and the future performance of our markets (which can affect both our financial performance and the market prices of our shares), to differ, possibly significantly, from our expectations as set forth in the forward-looking statements contained in this news release.

These risks and uncertainties include, but are not limited to, the following: The risk that the economic recovery will continue to be weak and sluggish, as a result of which we could incur additional credit losses that would adversely affect our results of operations and cause us to incur losses in 2011; uncertainties and risks with respect to the effects that our compliance with the Federal Reserve Bank regulatory agreement (the “FRB Agreement”) and regulatory order of the California Department of Financial Institutions (the “DFI Order”) will have on our business and results of operations, including the risk that sales of equity securities by us to raise additional capital could be dilutive of our existing shareholders and the risk of potential future supervisory action against us or the Bank if we are unable to meet the requirements of the FRB Agreement or the DFI Order; the risk that continued weakness in the economy also could lead to reductions in loan demand and, therefore, cause our interest income, net interest income and margins to decline in 2011; the possibility that the Federal Reserve Board will keep interest rates low in an effort to stimulate the economic recovery, which could reduce our net interest margins and net interest income and, therefore, adversely affect our operating results; the prospect that government regulation of banking and other financial services organizations will increase generally and more particularly as a result of the implementation of the recently enacted Dodd-Frank Consumer Protection and Financial Reform Act, which could increase our costs of doing business and restrict our ability to take advantage of business and growth opportunities; and the risk that our re-entry in the wholesale mortgage banking business may cause us to incur additional operating expenses and may not prove to be profitable or may even cause us to incur losses.

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PMBC First Quarter 2011 Earnings Release

April 19, 2011

Additional information regarding these and other risks and uncertainties to which our business is subject is contained in our Annual Report on Form 10-K for our fiscal year ended December 31, 2010, which we filed with the Securities and Exchange Commission on April 1, 2011. Due to those risks and uncertainties, you are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of its date, or to make predictions about our future financial performance based solely on our historical financial performance. We also disclaim any obligation to update or revise any of the forward-looking statements as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

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PMBC First Quarter 2011 Earnings Release

April 19, 2011

DRAFT

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share)

(Unaudited)

	Three Months Ended March 31,
	2011	2010	Percent Change
Total interest income	$11,461	$13,659	(16.1)%
Total interest expense	2,855	5,212	(45.2)%

Net interest income	8,606	8,447	1.9%
Provision for loan losses	—	1,200	N/M

Net interest income (loss) after provision for loan losses	8,606	7,247	18.8%
Non-interest income
Service charges & fees on deposits	273	339	(19.5)%
Mortgage banking (including net gains on sales loans held for sale)	839	569	47.5%
Net gains on sales of securities	11	205	(94.6)%
Other than temporary impairment of securities	(52)	(34)	52.9%
Net gains on sales of OREO	107	—	N/M
Other non-interest income	180	266	(32.3)%

Total non-interest income	1,358	1,345	1.0%
Non-interest expense
Salaries & employee benefits	3,977	4,337	(8.3)%
Occupancy and equipment	987	1,035	(4.6)%
Professional Fees	961	913	5.3%
FDIC Insurance	802	458	75.1%
OREO expenses	374	334	12.0%
Other non-interest expense	1,183	1,290	(8.3)%

Total non-interest expense	8,284	8,367	(1.0)%

Income (loss) before income taxes	1,680	225	646.7%
Income tax expense	—	99	N/M

Net income (loss)	1,680	126	1,233.3%
Cumulative undeclared dividends on Series A Preferred Stock	(312)	(208)	50.0%

Net income (loss) allocable to common stockholders	$1,368	$(82)	1,768.3%

Income (Loss) per common share:
Basic	$0.13	$(0.01)
Diluted	$0.13	$(0.01)

Weighted average number of shares outstanding
Basic	10,434,665	10,434,665
Diluted	10,456,249	10,434,665

Ratios from operations(1)
ROA	0.67%	0.04%
ROE	10.72%	0.69%
Efficiency ratio	83.14%	85.45%

Net interest margin (1)	3.60%	2.96%

(1)	Ratios and net interest margin for the three month periods ended March 31, 2011 and 2010 have been annualized.

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PMBC First Quarter 2011 Earnings Release

April 19, 2011

DRAFT

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands, except share and book value data)

(Unaudited)

	March 31,		Increase/
ASSETS	2011	2010	(Decrease)
Cash and due from banks	$9,063	$11,492	(21.1)%
Interest bearing deposits	46,669	150,133	(68.9)%
Investments (including stock)	180,356	191,330	(5.7)%
Core Loans, net	699,084	790,529	(11.6)%
Loans held for sale, at lower of cost or market	19,260	16,468	17.0%
OREO	27,766	11,231	147.2%
Investment in unconsolidated trust subsidiaries	682	682	—
Other assets	13,645	31,997	(57.4)%

Total Assets	$996,525	$1,203,862	(17.2)%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest bearing deposits	$154,650	$180,339	(14.2)%
Interest bearing deposits
Interest checking	27,653	42,352	(34.7)%
Savings/money market	142,578	127,594	11.7%
Certificates of deposit	504,699	646,202	(21.9)%

Total interest bearing deposits	674,930	816,148	(17.3)%

Total deposits	829,580	996,487	(16.7)%
Other borrowings	78,000	108,025	(27.8)%
Other liabilities	7,107	5,832	21.9%
Junior subordinated debentures	17,527	17,527	—

Total liabilities	932,214	1,127,871	(17.3)%
Shareholders’ equity	64,311	75,991	(15.4)%

Total Liabilities and Shareholders’ Equity	$996,525	$1,203,862	(17.2)%

Tangible book value per share(1)	$5.67	$6.71	(15.5)%

Common shares outstanding	10,434,665	10,434,665	—

(1)	Excludes accumulated other comprehensive income/loss, which was included in shareholders’ equity.

	Three Months Ended March 31,
Average Balances (in thousands)	2011	2010
Average gross loans (*)	$724,662	$826,231
Average earning assets	$969,457	$1,158,177
Average assets	$1,015,764	$1,196,535
Average equity	$63,553	$74,290
Average interest bearing deposits	$664,100	$805,312

(*)	Excludes loans held for sale and allowance for loan losses (ALL).

Credit Quality Data (dollars in thousands)	At March 31,
	2011	2010
Total non-performing loans	$27,895	$44,793
Total non-performing assets (1)	$55,661	$56,024
Net charge-offs year-to-date	$(265)	$682
90-day past due loans	$8,165	$20,693
Allowance for loan losses	$18,366	$20,863
Allowance for loan losses / gross loans (excl. loans held for sale)	2.56%	2.57%
Allowance for loan losses / total assets	1.84%	1.73%

(1)	Includes non-performing loans and is comprised of non-performing loans and other real estate owned.

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